                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Dixie Yarns, Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                        Witt, Gaither & Whitaker, P.C.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number on the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               DIXIE YARNS, INC.

                           1100 SOUTH WATKINS STREET
                          CHATTANOOGA, TENNESSEE 37404
                                 (615) 698-2501

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Dixie Yarns, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dixie Yarns, Inc., a Tennessee corporation (the "Company"), will be held at the Company's general office, 1100 South Watkins Street, Chattanooga, Tennessee 37404, on May 5, 1994, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon the following:

     1. Election of nine individuals to the Board of Directors for a term of one year each; and

     2. Such other business as may properly come before the Annual Meeting of Shareholders, or any adjournment or adjournments thereof.

     Only shareholders of record of the Common Stock and Class B Common Stock at the close of business on March 11, 1994 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment thereof. A list of shareholders will be available for inspection by shareholders at least ten days prior to the meeting at the general office of the Company as shown above.

                                       By Order of the Board of Directors

                                       Daniel K. Frierson
                                       Chairman of the Board
Chattanooga, Tennessee
Dated: March 31, 1994

     PLEASE READ THE ATTACHED MATERIAL CAREFULLY AND COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES OF COMMON STOCK AND CLASS B COMMON STOCK WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON, SHOULD YOU SO DESIRE.

                               DIXIE YARNS, INC.
                           1100 SOUTH WATKINS STREET
                          CHATTANOOGA, TENNESSEE 37404
                                 (615) 698-2501
                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 5, 1994
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION

     This Proxy Statement, the accompanying form of proxy (the "Proxy"), and the Notice of Annual Meeting of Shareholders (collectively the "Proxy Material") are being furnished by the Board of Directors of Dixie Yarns, Inc., a Tennessee corporation (the "Company"), in connection with the solicitation of proxies by the Company to be voted at the Annual Meeting of Shareholders to be held at the Company's general office, 1100 South Watkins Street, Chattanooga, Tennessee 37404 on May 5, 1994, at 10:00 a.m., Eastern Daylight Time, and at any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is contemplated that this Proxy Material will be mailed on or about March 31, 1994, to the shareholders of record of the Company's Common Stock and Class B Common Stock as of the close of business on March 11, 1994 (the "Record Date").

     At the Annual Meeting, holders of the Company's Common Stock, $3.00 par value per share ("Common Stock"), and Class B Common Stock, $3.00 par value per share ("Class B Common Stock"), will be asked to: (i) elect nine individuals to the Board of Directors for a term of one year each and (ii) transact any other business that may properly come before the meeting.

     The Board of Directors recommends that the Company's shareholders vote FOR the election of the nine nominees for director.

                RECORD DATE, VOTE REQUIRED, AND RELATED MATTERS

     The Board has fixed the close of business on March 11, 1994, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote, and each outstanding share of Class B Common Stock is entitled to 20 votes, exercisable in person or by properly executed Proxy, on each matter brought before the Annual Meeting. There are no outstanding shares of the Company's Class C Common Stock. Cumulative voting is not permitted. As of March 11, 1994, 11,521,733 shares of Common Stock, representing 11,521,733 votes, were held by approximately 6,200 shareholders (including an estimated 4,700 shareholders whose shares are held in nominee names), and 735,228 shares of Class B Common Stock, representing 14,704,560 votes, were held by 19 individual shareholders, together representing an aggregate of 26,226,293 votes.

     Shares represented at the Annual Meeting by properly executed Proxy will be voted in accordance with the instructions indicated therein unless such Proxy has previously been revoked. If no instructions are indicated, such shares will be voted FOR electing the Board of Directors' nine nominees for director as set forth in this Proxy Statement.

     Any Proxy given pursuant to this solicitation may be revoked at any time by the shareholder giving it by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the Proxy, by submitting a later-dated, properly executed Proxy, or by revoking the Proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a Proxy. Any written notice revoking a Proxy should be sent to Dixie Yarns, Inc., P.O. Box 751, Chattanooga, Tennessee 37401, Attention: Starr T. Klein, Secretary.

     The persons designated as proxies were selected by the Board of Directors and are: Daniel K. Frierson, James H. Martin, Jr., and Robert J. Sudderth, Jr., directors of the Company. Daniel K. Frierson is Chairman of the Board, President, and Chief Executive Officer of the Company.

     The cost of solicitation of Proxies will be borne by the Company.

     The presence, in person or by Proxy, of the holders of a majority of the aggregate outstanding vote of Common Stock and Class B Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting for acting on the election of directors. The affirmative vote of a plurality of the total votes eligible to be cast that are represented in person or by Proxy at the Annual Meeting is required to elect the Board of Directors' nominees.

     The Board is not aware of any other matter to be brought before the Annual Meeting for a vote of shareholders. If, however, other matters are properly presented, Proxies representing shares of Common Stock and Class B Common Stock will be voted in accordance with the best judgment of the proxyholders on such other matters. Abstentions and broker non-votes (other than in respect of shares subject to proxies given pursuant to this solicitation) will not be counted as affirmative votes.

     A copy of the Company's Annual Report for the year ended December 25, 1993, is enclosed herewith.

                             PRINCIPAL SHAREHOLDERS

     Shareholders of record of the Common Stock and Class B Common Stock on the Record Date will be entitled to vote at the Annual Meeting. The number of shares of Common Stock and Class B Common Stock outstanding and entitled to vote on March 11, 1994, was 11,521,733, having one vote per share (representing 11,521,733 votes) and 735,228, having twenty votes per share (representing 14,704,560 votes), respectively, for a total of 26,226,293 votes. Messrs. Daniel
K. Frierson, T. Cartter Frierson, Paul K. Frierson, James W. Frierson, and J. Burton Frierson, III, collectively have the power to direct 15,612,846 votes (944,046 shares of Common Stock and 733,440 shares of Class B Common Stock), representing 59.5% of the total vote.

     Under the rules of the Securities and Exchange Commission, and for the purposes of the disclosures being made herein, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security; or if a person has the right to acquire either voting power or investment power over such security through the exercise of an option or conversion of another security within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

     The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners of more than five percent (5%) of the Common Stock or Class B Common Stock as of the Record Date:

                                                                             NUMBER OF SHARES
          NAME AND ADDRESS                                                     BENEFICIALLY       % OF
         OF BENEFICIAL OWNER                         TITLE OF CLASS              OWNED(1)         CLASS
- -------------------------------------            ----------------------    --------------------   -----
Daniel K. Frierson
111 East and West Road                           Common Stock                    498,486(2)        4.31%
Lookout Mountain, TN 37350                       Class B Common Stock            661,440(3)       89.96%
Paul K. Frierson
606 Fleetwood Drive                              Common Stock                     80,150(4)         *
Lookout Mountain, TN 37350                       Class B Common Stock            251,373(5)       34.19%
T. Cartter Frierson
1103 Tinker Bell Lane                            Common Stock                    402,840(6)         3.5%
Lookout Mountain, GA 30750                       Class B Common Stock            182,052(7)       24.82%
James W. Frierson
10704 Alloway Drive                              Common Stock                     28,808(8)         *
Potomac, MD 20854                                Class B Common Stock             94,069(7)       12.79%
Prudential Insurance Company
4 Gateway Plaza, 7th Floor
100 Mulberry Street                              Common Stock                  1,049,170(9)        9.11%
Newark, NJ 07102                                 Class B Common Stock                -0-            --
SunTrust Bank, Inc.
25 Park Place                                    Common Stock                    936,472(10)       8.13%
Atlanta, GA 30303                                Class B Common Stock                -0-            --
David L. Babson & Company, Inc.
One Memorial Drive                               Common Stock                    829,029            7.2%
Cambridge, MA 02142                              Class B Common Stock                -0-            --

- ---------------

  *  Percentage of shares beneficially owned does not exceed 1% of the Class.
 (1) The Class B Common Stock is convertible on a share-for-share basis into shares of Common Stock. Information presented in this table as to the number of shares of Common Stock beneficially owned and the percent of class does not give effect to the possible conversion of shares of Class B Common Stock into shares of Common Stock.

 (2) Includes (i) 77,238 shares of Common Stock as to which Mr. Frierson has sole investment and sole voting power; (ii) options to acquire 53,012 shares of Common Stock; (iii) 71,502 shares of Common Stock owned directly by Rowena K. Frierson but subject to a general power of attorney granted to Daniel K. Frierson and T. Cartter Frierson; (iv) 174,588 shares of Common Stock owned by the "Dixie Yarns, Inc. Defined Contribution Plan" for which Daniel K. Frierson and Robert J. Sudderth, Jr. are fiduciaries and for which American National Bank & Trust Company of Chattanooga ("ANB") serves as trustee. (See note 10 for a description of the affiliation between ANB and SunTrust Bank, Inc.); and (v) 122,146 shares of Common Stock owned by Mr. Frierson's wife and children and as to which he shares voting and investment power.

 (3) Includes (i) 105,072 shares of Class B Common Stock owned by Mr. Frierson's wife and children and as to which he shares investment and voting power and
     (ii) 556,368 shares of Class B Common Stock held pursuant to a shareholder agreement under which Daniel K. Frierson has been granted a proxy to vote such shares, which expires October 2005. The proxy is terminable under certain limited circumstances prescribed in the shareholder agreement. The shareholder agreement is between the Estate of J. Burton Frierson, the wife of J. Burton Frierson (Rowena K. Frierson), and the five sons of J. Burton and Rowena K. Frierson (Daniel K. Frierson; Paul K. Frierson; T. Cartter Frierson; James W.

     Frierson; and J. Burton Frierson, III). The 556,368 shares of Class B Common Stock subject to the shareholder agreement include: (a) 170,500 shares of Class B Common Stock owned directly by Daniel K. Frierson; (b) 94,069 shares of Class B Common Stock owned directly by Paul K. Frierson;
     (c) 15,678 shares of Class B Common Stock owned directly by T. Cartter Frierson; (d) 94,069 shares of Class B Common Stock owned directly by James
     W. Frierson; (e) 15,678 shares of Class B Common Stock owned directly by J. Burton Frierson, III; (f) 40,000 shares of Class B Common Stock held by Paul K. Frierson, T. Cartter Frierson, and Daniel K. Frierson as co-trustees of the Frierson Family Trusts; (g) 45,304 shares of Class B Common Stock held by Paul K. Frierson, T. Cartter Frierson, and Daniel K. Frierson as co-trustees of the Special Purpose Trust of J. Burton Frierson; and (h) 81,070 shares of Class B Common Stock owned directly by Rowena K. Frierson but subject to a general power of attorney granted to Daniel K. Frierson and T. Cartter Frierson.

 (4) Includes (i) 17,225 shares of Common Stock as to which he holds sole investment and sole voting power; (ii) options to acquire 14,000 shares of Common Stock; and (iii) 48,925 shares of Common Stock owned by his wife and children and as to which he shares investment and voting power.

 (5) Includes (i) 94,069 shares of Class B Common Stock owned directly by Mr. Frierson and held subject to the shareholder agreement described in Note 3;
     (ii) 72,000 shares of Class B Common Stock owned by his children and as to which he shares investment and voting power; (iii) 40,000 shares of Class B Common Stock held by Paul K. Frierson, T. Cartter Frierson, and Daniel K. Frierson as co-trustees of the Frierson Family Trusts and held subject to the shareholder agreement described in note 3; and (iv) 45,304 shares of Class B Common Stock held by Paul K. Frierson, T. Cartter Frierson, and Daniel K. Frierson as co-trustees of the Special Purpose Trust of J. Burton Frierson and held subject to the shareholder agreement described in note 3.

 (6) Includes (i) 198,762 shares of Common Stock as to which he holds sole investment and sole voting power; (ii) 132,576 shares of Common Stock owned by his wife and children as to which he shares investment and voting power; and (iii) 71,502 shares of Common Stock owned directly by Rowena K. Frierson but subject to a general power of attorney held by Daniel K. Frierson and T. Cartter Frierson.

 (7) All such shares of Class B Common Stock are held subject to the shareholder agreement described in Note 3.

 (8) Includes (i) 21,005 shares of Common Stock as to which he holds sole investment and sole voting power; and (ii) 7,803 shares of Common Stock owned by his minor son and as to which Mr. Frierson shares investment and voting power.

 (9) Includes (i) 979,397 shares of Common Stock over which it has sole voting and sole investment power; (ii) 64,649 shares of Common Stock over which it shares investment power; and (iii) 5,124 shares obtainable by conversion of convertible bonds.

(10) SunTrust Bank, Inc., as parent holding company for Third National Corporation, Trust Company of Georgia, and SunBanks, Inc., has reported beneficial ownership as follows: Third National Corporation, as parent holding company of ANB, has reported (i) 803,034 shares of Common Stock as to which ANB has sole voting power; (ii) 117,138 shares of Common Stock as to which ANB shares voting power; (iii) 333,375 shares of Common Stock as to which ANB has sole investment power; and (iv) 572,759 shares of Common Stock as to which ANB shares investment power. Third National Corporation, as parent holding company of Third National Bank of Nashville, has reported 2,500 shares of Common Stock as to which it has sole voting power. SunBanks, Inc., as parent holding company of SunBank, Miami, N.A., has reported 10,800 shares of Common Stock as to which it has sole voting power and shares investment power.

                    INFORMATION ABOUT NOMINEES FOR DIRECTOR

     The Company's Bylaws provide for a Board of Directors consisting of not less than seven nor more than fifteen persons, with the exact number to be set by the Board of Directors. The Board of Directors has set the number of directors at nine. All directors serve a one-year term, or until their successors are elected and qualified. The Board of Directors is permitted to appoint directors to fill the unexpired terms of directors who resign.

     The names of the nominees for election to the Board, their ages, their principal occupation or employment (which has continued for at least the past five years unless otherwise noted), directorships held by them in other publicly-held corporations or investment companies, the dates they first became directors of the Company and certain other relevant information with respect to such nominees are as follows:

     PAUL K. BROCK, age 61, is President, Chairman of the Board, and a director of Brock Candy Company, a candy manufacturer, in Chattanooga, Tennessee. He has been a director of the company since 1983. Mr. Brock is Chairman of the Company's Compensation Committee and a member of the Company's Executive Committee.

     LOVIC A. BROOKS, JR., age 66, is Chief Executive Partner of Constangy, Brooks & Smith, attorneys-at-law, in Atlanta, Georgia. He was appointed a director of the Company in August 1993 when the Board increased the number of directors to nine.

     DANIEL K. FRIERSON, age 52, is Chairman of the Board, President, and Chief Executive Officer of the Company. Mr. Frierson serves as a director of American National Bank & Trust Company. He has been a director of the Company since 1973. Mr. Frierson is Chairman of the Company's Executive Committee and a member of the Company's Retirement Committee.

     PAUL K. FRIERSON, age 56, is Vice President of the Company and President of the Company's Candlewick Group, positions he has held since 1989. He has served as Executive Vice President of the Candlewick Group since 1984. Mr. Frierson serves as a director of NationsBank/Chattanooga. He has been a director of the Company since 1988.

     J. FRANK HARRISON, JR., age 63, is Chairman of the Board and a director of Coca-Cola Bottling Co. Consolidated in Charlotte, North Carolina. He has been a director of the Company since 1973. Mr. Harrison is a member of the Company's Compensation Committee.

     JAMES H. MARTIN, JR., age 74, was Chairman and the Chief Executive Officer of Ti-Caro, Inc., prior to its acquisition by the Company in 1987. He has been a director of the Company since 1987. Mr. Martin is a member of the Company's Audit Committee and a member of the Company's Executive Committee.

     PETER L. SMITH, age 52, is a General Partner of Lazard Freres & Co., investment bankers, in New York, New York. He has been a director of the Company since 1987. Mr. Smith is a member of the Company's Audit Committee.

     JOSEPH T. SPENCE, JR., age 52, is Managing Director of Russell Reynolds Associates, Inc., an executive recruiting firm. He has held such position since 1988. Mr. Spence was appointed a director of the Company in August 1993 when the Board increased the number of directors to nine.

     ROBERT J. SUDDERTH, JR., age 51, is Chairman and Chief Executive Officer of American National Bank & Trust Company in Chattanooga, Tennessee. He has been a director of the Company since 1983.

Mr. Sudderth is Chairman of the Company's Audit Committee, a member of the Company's Compensation Committee and a member of the Company's Retirement Committee.

     Daniel K. Frierson and Paul K. Frierson are brothers, and Paul K. Brock is the first cousin of Daniel K. Frierson and Paul K. Frierson. James H. Martin, Jr. is the uncle of Daniel K. Frierson, Paul K. Frierson, and Paul K. Brock. Other than as set forth above, no director, nominee or executive officer of the Company has any family relationship, not more remote than first cousin, to any other director, nominee, or executive officer.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table presents certain information regarding the amount and nature of beneficial ownership of the Company's equity securities by its nominees for director, by the Company's executive officers named in the Summary Compensation Table (see "Executive Compensation"), and by all directors and officers, as a group, as of March 11, 1994.

                                                                                  SHARES OF
                                                      SHARES OF                    CLASS B          CLASS
                                                        COMMON        COMMON        COMMON            B
                                                        STOCK         STOCK         STOCK           COMMON
                                                     BENEFICIALLY      % OF      BENEFICIALLY        % OF
                    NAME                                OWNED         TOTAL         OWNED           TOTAL
- ---------------------------------------------        ------------     ------     ------------       ------
Philip H. Barlow                                         16,604(1)        *             -0-            --
Paul K. Brock                                               600           *             -0-            --
Lovic A. Brooks, Jr.                                      2,000           *             -0-            --
Daniel K. Frierson                                      498,486(2)     4.31%        661,440(3)      89.96 %
C. Pat Driver                                            32,806(4)        *             -0-            --
Paul K. Frierson                                         80,150(5)        *         251,373(6)      34.19 %
J. Frank Harrison, Jr.                                    9,324           *             -0-            --
Nick C. Locke(7)                                          4,150(8)        *             -0-            --
James H. Martin, Jr.                                      6,000           *             -0-            --
Peter L. Smith                                            4,500           *             -0-            --
Joseph T. Spence, Jr.                                       500           *             -0-            --
John O. Sturdy                                              800           *             -0-            --
Robert J. Sudderth, Jr.                                 175,588(9)     1.52%            -0-            --
All Directors and Officers as a Group (20               702,976(10)    6.03%        733,440(3)(6)   99.76 %
  Persons)

- ---------------

  * Percentage of shares beneficially owned does not exceed 1% of the Class.
 (1) Includes options to acquire 15,794 shares of Common Stock.
 (2) Includes (i) 77,238 shares of Common Stock as to which Mr. Frierson has sole investment and sole voting power; (ii) options to acquire 53,012 shares of Common Stock; (iii) 71,502 shares of Common Stock owned directly by Rowena K. Frierson but subject to a general power of attorney granted to Daniel K. Frierson and T. Cartter Frierson; (iv) 174,588 shares of Common Stock owned by the "Dixie Yarns, Inc. Defined Contribution Plan" for which Daniel K. Frierson and Robert J. Sudderth, Jr. are fiduciaries and for which American National Bank & Trust Company of Chattanooga ("ANB") serves as trustee; and (v) 122,146 shares of Common Stock owned by Mr. Frierson's wife and children and as to which he shares voting and investment power.
 (3) Includes (i) 105,072 shares of Class B Common Stock owned by Mr. Frierson's wife and children and as to which he shares investment and voting power and
     (ii) 556,368 shares of Class B Common Stock held pursuant to a shareholder agreement under which Daniel K. Frierson has been granted a proxy to vote such shares, which expires October 2005. The proxy is terminable under certain limited circumstances prescribed in the shareholder agreement. The shareholder agreement is between the Estate of
     J. Burton Frierson, the wife of J. Burton Frierson (Rowena K. Frierson), and the five sons of J. Burton and Rowena K. Frierson (Daniel K. Frierson; Paul K. Frierson; T. Cartter Frierson; James W. Frierson; and J. Burton Frierson, III). The 556,368 shares of Class B Common Stock subject to the shareholder agreement include: (a) 170,500 shares of Class B Common Stock owned directly by Daniel K. Frierson; (b) 94,069 shares of Class B Common Stock owned directly by Paul K. Frierson; (c) 15,678 shares of Class B Common Stock owned directly by T. Cartter Frierson; (d) 94,069 shares of Class B Common Stock owned directly by James W. Frierson; (e) 15,678 shares of Class B Common Stock owned directly by J. Burton Frierson, III; (f) 40,000 shares of Class B Common Stock held by Paul K. Frierson, T. Cartter Frierson, and Daniel K. Frierson as cotrustees of the Frierson Family Trusts; (g) 45,304 shares of Class B Common Stock held by Paul K. Frierson,
     T. Cartter Frierson, and Daniel K. Frierson as co-trustees of the Special Purpose Trust of J. Burton Frierson; and (h) 81,070 shares of Class B Common Stock owned directly by Rowena K. Frierson but subject to a general power of attorney granted to Daniel K. Frierson and T. Cartter Frierson.
 (4) Includes (i) 18,306 shares of Common Stock owned directly by Mr. Driver and
     (ii) options to acquire 14,500 shares of Common Stock.
 (5) Includes (i) 17,225 shares of Common Stock as to which he holds sole investment and sole voting power; (ii) options to acquire 14,000 shares of Common Stock; and (iii) 48,925 shares of Common Stock owned by his wife and children and as to which he shares investment and voting power.
 (6) Includes (i) 94,069 shares of Class B Common Stock owned directly by Mr. Frierson and held subject to the shareholder agreement described in Note 3;
     (ii) 72,000 shares of Class B Common Stock owned by his children and as to which he shares investment and voting power; (iii) 40,000 shares of Class B Common Stock held by Paul K. Frierson, T. Cartter Frierson, and Daniel K. Frierson as co-trustees of the Frierson Family Trusts and held subject to the shareholder agreement described in note 3; and (iv) 45,304 shares of Class B Common Stock held by Paul K. Frierson, T. Cartter Frierson, and Daniel K. Frierson as co-trustees of the Special Purpose Trust of J. Burton Frierson and held subject to the shareholder agreement described in note 3.
 (7) Mr. Locke resigned as an officer of the Company effective February 28, 1994.
 (8) Includes (i) 2,850 shares of Common Stock owned directly by Mr. Locke and
     (ii) options to acquire 1,300 shares of Common Stock.
 (9) Includes (i) 1,000 shares of Common Stock owned directly by Mr. Sudderth and (ii) 174,588 shares of Common Stock owned by the "Dixie Yarns, Inc. Defined Contribution Plan" for which Robert J. Sudderth, Jr. and Daniel K. Frierson are fiduciaries.
(10) Includes (i) options to acquire 126,036 shares and (ii) 242,573 shares held by spouses and children of certain individuals comprising this group.

SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, and regulations of the Securities and Exchange Commission ("SEC") thereunder, require the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and monthly transactions reports covering any changes in ownership with the SEC and the National Association of Securities Dealers. Executive officers, directors, and persons owning more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 1993, all filing requirements applicable to its executive officers, directors, and owners of more than 10% of the Company's Common Stock were complied with.

COMMITTEES, ATTENDANCE, AND DIRECTORS' FEES

     The Company has an Audit Committee and a Compensation Committee but no nominating committee. The Audit Committee customarily meets with representatives of the Company's independent auditors to review plans for the annual audit and to review the audit after completion. The Audit Committee also approves significant non-audit services by the independent auditors. The Compensation Committee reviews recommendations from management regarding compensation of officers and other salaried employees and submits its recommendations to the Board.

     During the fiscal year ended December 25, 1993, there were six meetings of the Board, four meetings of the Executive Committee, two meetings of the Compensation Committee, two meetings of the Retirement Committee, and one meeting of the Audit Committee.

     No director attended fewer than 75% of the total of meetings of the Board of Directors and any Committee of the Board of Directors on which he served, with the exception of (i) Peter L. Smith, who attended four of the six meetings held by the Board of Directors and the one meeting held by the Audit Committee and (ii) Joseph T. Spence, Jr. who attended one of the two meetings held by the Board of Directors that he was eligible to attend.

     Directors who are not employees of the Company are paid a retainer of $10,000 per year, $500 for each Board meeting attended, and $400 for each committee meeting attended.

CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND DIRECTORS AND OFFICERS

     Mr. Brooks is Chief Executive Partner of Constangy, Brooks & Smith, a law firm that performed certain legal services relating to labor and employment issues for the Company in 1993. Mr. Smith is a general partner of Lazard Freres & Co., an investment banking firm that performs certain investment banking functions for the Company from time to time, and received fees from the Company in 1993, related to the Company's acquisition of Carriage Industries, Inc.

EMPLOYMENT AGREEMENTS

     In 1988, Carriage Industries, Inc. ("Carriage") entered into an Executive Severance Agreement with Mr. Barlow (the "Agreement"). In 1992, the Agreement was renewed, with some changes, for a period ending on September 7, 1996. Pursuant to the terms of the Company's acquisition of Carriage in March 1993, the Company assumed the obligations of Carriage under the Agreement. The Agreement provides that if, within ninety days prior to or two years after any Change of Control (as defined in the Agreement), Mr. Barlow's employment is terminated for any reason other than for Cause (as defined in the Agreement), death, disability, retirement (as defined in the Agreement), or Voluntary Termination (as defined in the Agreement), the Company shall provide Mr. Barlow with (i) a lump sum cash amount equal to the average of his salary and any bonus paid to him for the three calendar years preceding the year in which the Change of Control (as defined in the Agreement) occurs (the "Average Compensation") plus an amount equal to twenty percent of the Average Compensation multiplied by the number of full calendar years he has been employed by the Company and Carriage; (ii) coverage, paid for by the Company, under the Company's Life, Disability, Medical and Dental, Health, and Accident insurance plans for a period of thirty-four months after the date of his termination; (iii) up to a $10,000 relocation allowance if he moves his residence to pursue other business opportunities within thirty-four months after the date of his termination; and (iv) the right during the three month period following the date of his termination to either (a) exercise all options previously granted to him under the Carriage's Incentive Stock Option Plan (as defined in the Agreement) as to all or any part of the years covered thereby, or (b) have the Company, upon written request, purchase all such options for cash at a price determined by multiplying the excess, if any, of the fair market value of a share of stock of the Company over the option price therefor by the number of all such option shares.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the total return of the S&P Composite Stock Index and Peer Group for the five year period ended December 31, 1993.

                COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                  DIXIE YARNS, S&P 500, PEER GROUP
               (Performance results through 12/31/93)


                     DXYN          S&P 500        Peer Group
       1988         $100.00        $100.00         $100.00
       1989         $ 83.86        $131.49         $114.29
       1990         $ 61.94        $127.32         $ 75.16
       1991         $ 57.34        $166.18         $127.08
       1992         $ 79.87        $179.11         $154.90
       1993         $ 65.58        $197.00         $164.34



Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in DXYN common stock, S&P 500, and Peer Group.

* Cumulative total return assumes reinvestment of dividends.

                    REPORT OF COMPENSATION COMMITTEE OF THE
                    BOARD OF DIRECTORS OF DIXIE YARNS, INC.

     The Compensation Committee of the Board of Directors is composed of Messrs.
J. Frank Harrison, Jr., Paul K. Brock, and Robert J. Sudderth, Jr., none of whom are employees of the Company. The Committee administers the Company's compensation plans, annually reviews and recommends compensation for all officers of the Company, and submits its recommendations to the Board. Final decisions respecting compensation of executive officers are made by the Board, with individuals abstaining from decisions concerning their own compensation.

     As part of its process of review, the Committee receives recommendations from the Company's senior management, reviews both public and private compensation surveys prepared by independent consultants and others (e.g., The Wall Street Journal/William M. Mercer 1992 CEO Compensation Survey and the Hewitt Associates CEO Compensation Survey), and reviews executive compensation reported in proxy information from other public textile, carpet, and similarly sized companies (some of which are also included in the Peer Group on the Stock Performance Graph). This information is used to ensure the Company remains competitive with similarly situated companies. The Committee meets regularly each year immediately following the Company's Annual Meeting of Shareholders and meets on an as needed basis at other times during the year. Although factors such as pre-tax profit and return on equity are considered by the Committee, the ultimate determination as to compensation is subjective and not directly tied to any measure of corporate performance.

     The following is a report submitted by the Compensation Committee addressing the Company's compensation policies applicable to Daniel K. Frierson, the Company's Chief Executive Officer, and its other four most highly compensated executive officers named in the accompanying summary compensation table for 1993.

COMPENSATION OF EXECUTIVE OFFICERS DURING FISCAL 1993

     The Company's compensation policies are intended to attract, retain, motivate, and reward qualified individuals to serve in executive positions with the Company. Incentive compensation is provided to encourage such individuals to originate and implement successful long-term business strategies that will enhance long-term shareholder value. Accordingly, compensation of the Company's executive officers, including the Chief Executive Officer, consists of a combination of base salary, annual bonuses, and stock options, as well as other fringe benefits generally applicable to salaried employees. In establishing base salary, the Committee considers the qualifications and experience of the individual, the duties and responsibilities of the executive officer position, the competitive market for executive talent, and the overall financial ability of the Company to bear the expense.

     Bonuses are awarded annually and are based upon a return on equity, pre-tax profit, or extraordinary individual performance. Stock options are granted under the Company's Stock Option Plans and are granted at the current market price of the Company's Common Stock at the time of issue in amounts believed to be appropriate to the level of duties and responsibilities for each executive position.

     The Committee believes that it is important to retain flexibility in the establishment of compensation for the Company's executive officers in order to allow for the use of judgment and discretion with respect to each individual officer. Compensation, in the opinion of the Committee, should reflect not only overall Company performance but also performance in specific areas of responsibility and exceptional individual performance. The Committee believes that the overall compensation paid to the Company's executive officers, including the

Company's Chief Executive Officer and the four named individuals in the accompanying table, is reasonable under the circumstances.

THE ELEMENTS OF EXECUTIVE OFFICER COMPENSATION

     Compensation for each of the Company's senior executive officers consists of four elements: base salary, annual bonuses, stock options, and retirement and other fringe benefits.

- - BASE SALARY

     The base salary of Mr. Frierson was unchanged from 1992 and has not been increased since 1988. Mr. Driver's base salary was unchanged from 1992. The base salary of Mr. Barlow was established following the acquisition of Carriage Industries, Inc. ("Carriage") in March 1993. The base salary of Mr. Sturdy was established prior to the acquisition of Masland Carpets, Inc. ("Masland") in July 1993. Prior to the acquisition of Carriage, Mr. Barlow served as Executive Vice President of Carriage, and in May 1993 he was elected a Vice President of the Company and President of Carriage. Prior to the acquisition of Masland, Mr. Sturdy served as President of Masland, and in August 1993 he was elected a Vice President of the Company.

- - BONUS

     No bonuses were awarded to the officers under the Company's Incentive Compensation Plan adopted in 1992. A discretionary bonus was awarded to Mr. Frierson by the Committee in recognition of (i) his successful management of both the Masland and the Carriage acquisitions and (ii) the fact that since 1988 he has not had an increase in salary, which is in the lower tier of executive compensation for similar positions in comparable companies.

     Prior to the Company's acquisition of Carriage, Carriage had a bonus plan that provided for the distribution of aggregate bonuses in an amount equal to a percentage of pre-tax profit. After the acquisition of Carriage, the Committee decided it would be desirable to continue the plan and elected to continue it thereafter. Accordingly, Mr. Barlow was awarded a bonus under the Carriage Plan for the fiscal year ending December 25, 1993. Prior to the acquisition of Masland, it likewise had a bonus plan tied to pre-tax profit. For similar reasons, the Committee elected to continue the bonus plan of Masland. Mr. Sturdy was awarded a bonus under the Masland Plan for the fiscal year ending December 25, 1993.

- - STOCK OPTIONS

     Each executive officer of the Company is entitled to participate in the Company's Incentive Stock Option Plan. Although the Plan has been structured to provide the Company with maximum flexibility in awarding, pricing, and vesting options granted under the Plan, the Company's practice has been to grant options under the Plan exercisable only at market prices and subject to phase-in vesting schedules.

     The Committee believes that the grant of stock options for shares of the Company's Common Stock exercisable at the market price on the date of grant provides grantees with an incentive to enhance long-term shareholder values. The value of these options to the optionees depends directly on increases in the trading price of the Company's Common Stock. In deciding the amount of stock options to grant each officer, the Committee considers the responsibilities of that officer and the amount of options already held by that officer.

     To ensure option-related compensation reflects long-term increases in value of the underlying securities, the options vest over a five year period commencing on the date of grant. All options granted to the named individuals in the accompanying summary compensation table under the Plan, including all options granted during 1993, were granted with an exercise price set at the market price on the date of grant, and with the following vesting schedules: 25% in two years from the date of grant; 50% in three years; 75% in four years; and 100% in five years. All options expire ten years from the date of grant.

     Prior to the Company's acquisition of Carriage, various officers of Carriage, including Mr. Barlow, held options to purchase Carriage common stock. As a part of the acquisition, the Company issued options for the Company's Common Stock to all of such individuals in order to replace the Carriage options that were canceled upon the acquisition. Mr. Barlow holds options for the purchase of 15,794 shares of Common Stock of the Company received as a part of such transaction.

- - RETIREMENT PLANS AND OTHER BENEFITS

     The Company's compensation for its executive officers also includes the opportunity to participate in two non-qualified plans and certain health insurance, relocation allowances, life insurance, and other benefits.

     During 1993, the Company maintained two non-qualified retirement plans in which the Company's executive officers participate: A Non-qualified Savings Plan and a Non-qualified Defined Contribution Plan, which are designed to mirror the qualified plans available to other exempt, salaried associates. No Company contributions are made to the Non-qualified Savings Plan. Participants in the Non-qualified Defined Contribution Plan may receive contributions from the Company equal to a percentage of each such participant's compensation, based on a ratio of the Company's operating profit to net worth and other discretionary factors. No Company contributions to the Non-qualified Defined Contribution Plan were made in 1993, 1992, or 1991.

- - CEO COMPENSATION

     As previously indicated, compensation of the Company's executive officers is intended to attract, retain, motivate, and reward such officers where appropriate. Mr. Frierson's compensation in 1993 included his base salary (unchanged since 1988) and other benefits, the opportunity to participate in the new incentive bonus plan (with respect to which no bonuses were awarded in 1993), and participation in the Company's Incentive Stock Plan (with respect to which he was awarded no options in 1993). He was awarded a special bonus in 1993 for reasons previously discussed.

     The Committee believes that Mr. Frierson's overall compensation, including his base salary, falls within the lower tier of executive compensation for similar positions in comparable companies.

     Compensation Committee

     J. Frank Harrison, Jr.
     Paul K. Brock
     Robert J. Sudderth, Jr.

                       EXECUTIVE COMPENSATION INFORMATION

     The following table sets forth the annual and long-term compensation during the last three fiscal years for the Company's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") as of December 25, 1993, as well as the annual compensation of each such individual for the Company's two previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                                  AWARDS
                                                              ANNUAL COMPENSATION               -----------
                                                  -------------------------------------------   SECURITIES
                                                                                    OTHER       UNDERLYING
                                                                                    ANNUAL       OPTIONS/
                                                           SALARY      BONUS     COMPENSATION      SARS
          NAME AND PRINCIPAL POSITION             YEAR      ($)         ($)         ($)(D)        (#)(E)
- ------------------------------------------------  ----    --------    --------   ------------   -----------
Daniel K. Frierson                                1993     350,000     100,000        5,314            --
  Chairman of the Board and                       1992     350,000          --       18,581       100,000
  Chief Executive Officer                         1991     350,000          --           --            --
John O. Sturdy(a)                                 1993     100,000      60,000           --        25,000
  Vice President/President                        1992          --          --           --            --
  Masland Carpets, Inc.                           1991          --          --           --            --
Philip H. Barlow(b)(c)                            1993     101,380      95,000           --        15,000
  Vice President/President                        1992          --          --           --            --
  Carriage Industries, Inc.                       1991          --          --           --            --
C. Pat Driver                                     1993     180,000          --        2,684            --
  Vice President;                                 1992     180,000          --        8,704            --
  President, Rex Group                            1991     170,000          --           --            --
Nick C. Locke(f)                                  1993     179,167          --        1,375            --
  Vice President;                                 1992     170,000          --        1,222        20,000
  President, Threads Group                        1991     156,667          --           --         2,000

- ---------------

(a) Includes annual and long-term compensation subsequent to July 9, 1993 when Mr. Sturdy was employed by the Company.
(b) Includes annual and long-term compensation subsequent to March 12, 1993 when Mr. Barlow was employed by the Company.
(c) Excludes options to purchase 15,794 shares of the Company's Common Stock issued on March 12, 1993 to replace options to purchase shares of Carriage Industries, Inc.'s common stock, which were canceled upon the acquisition of Carriage Industries, Inc. by the Company.
(d) Reflects the excess of actual earnings of the Company's qualified and non-qualified defined contribution and salary savings plans over 120% of the average applicable federal rates, determined in accordance with applicable regulations of the Securities and Exchange Commission. The actual rate of earnings of such plans is the same as the rate of earnings on the Company's other such plans for salaried employees, and is not established or guaranteed by the Company. Such rate of earnings may vary from year to year. No named officer received perquisites or other personal benefits in an amount exceeding the lesser of $50,000 or 10% of such officer's salary and bonus for the periods presented.
(e) Reflects the number of shares of the Company's Common Stock subject to options granted to the Named Executive Officers for the periods presented.
(f) Mr. Locke resigned as an officer of the Company effective February 28, 1994.

     The following table sets forth certain information concerning Options/SARs granted during 1993 to the Named Executive Officers. The Company did not grant any stock appreciation rights ("SARs") during fiscal 1993.
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                                   ----------------------------
                                    NUMBER OF        % OF TOTAL                                        POTENTIAL REALIZABLE
                                    SECURITIES        OPTIONS/                                           VALUE AT ASSUMED
                                    UNDERLYING          SARS                                          ANNUAL RATES OF STOCK
                                     OPTIONS/        GRANTED TO                                       PRICE APPRECIATION FOR
                                       SARS          EMPLOYEES       EXERCISE OR                          OPTION TERM(B)
                                     GRANTED         IN FISCAL       BASE PRICE       EXPIRATION      ----------------------
              NAME                     (#)              YEAR           ($/SH)            DATE          5% ($)       10% ($)
- ---------------------------------  ------------      ----------      -----------      ----------      --------      --------
Daniel K. Frierson                        --              --                --               --             --            --
John O. Study                         25,000            12.7             12.50          7/27/03        196,500       498,000
Philip H. Barlow(a)                   15,000             7.6             15.25          5/06/03        143,850       364,650
C. Pat Driver                             --              --                --               --             --            --
Nick C. Locke                             --              --                --               --             --            --

- ---------------

(a) Excludes options to purchase 15,794 shares of the Company's Common Stock issued on March 12, 1993 to replace options to purchase shares of Carriage Industries, Inc.'s common stock, which were canceled upon the acquisition of Carriage Industries, Inc. by the Company.
(b) The assumed annual rates of appreciation of the Company's Common Stock of five and ten percent would result in stock prices for the Company's Common Stock at the end of the ten year term as summarized below:

                                                                                  COMMON STOCK PRICES
                                                                                ASSUMING THE FOLLOWING
                                                                                     APPRECIATION
                                                                               -------------------------
                                                                                 5%                10%
                                                                               ------             ------
            Options issued at $12.50 exercise price                            $20.36             $32.42
            Options issued at $15.25 exercise price                             24.84              39.56

     The following table summarizes options exercised during 1993 and presents an estimate of the value of unexercised options held by the Named Executive Officers at fiscal year end. The Company has not granted any stock appreciation rights ("SARs") and, accordingly, no exercised or unexercised SARs are reported in this table.
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                      NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                          OPTIONS/SARS                    OPTIONS/SARS
                                      SHARES                              AT FY-END(#)                    AT FY-END($)
                                    ACQUIRED ON       VALUE       ----------------------------    ----------------------------
            NAME                    EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----------------------------        -----------    -----------    -----------    -------------    -----------    -------------
Daniel K. Frierson                         --             --         19,512         117,000               --              --
John O. Sturdy                             --             --             --          25,000               --              --
Philip H. Barlow(a)                        --             --         15,794          15,000           72,332              --
C. Pat Driver                              --             --         11,000           7,000               --              --
Nick C. Locke(b)                           --             --          7,800          27,500               --              --

- ---------------

(a) Includes options to purchase 15,794 shares of the Company's Common Stock issued on March 12, 1993 to replace options to purchase shares of Carriage Industries, Inc.'s common stock, which were canceled upon the acquisition of Carriage Industries, Inc. by the Company. Such options include (i) options to purchase 3,057 shares of common stock at an exercise price of $4.2934 per share; (ii) options to purchase

     2,547 shares of common stock at an exercise price of $5.0294 per share; and
     (iii) options to purchase 10,190 shares of common stock at an exercise price of $5.2748 per share.
(b) All Mr. Locke's options, except 1,300 exercisable options, expired February 28, 1994, the effective date of his resignation as an officer of the Company.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the Company's shareholders vote FOR the election of the Board of Directors' nominees for director as set forth in this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     In the event any shareholder wishes to present a proposal to the shareholders at the 1995 Annual Meeting of Shareholders, such proposal must be received by the Company for inclusion in the Proxy Statement and Proxy relating to such meeting on or before December 1, 1994.

                              INDEPENDENT AUDITORS

     The firm of Ernst & Young has been selected as independent auditors for the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions from shareholders.

                             ADDITIONAL INFORMATION

     The entire cost of soliciting proxies will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers, and other employees by personal interview, telephone, and telegram. The persons making such solicitations will receive no additional compensation for such services. The Company also requests that brokerage houses and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of the shares of Common Stock held of record by such persons and will pay such brokers and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     As of the date hereof, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to herein. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will vote in accordance with their best judgment.

                                          Dixie Yarns, Inc.

                                          Daniel K. Frierson
                                          Chairman of the Board

Dated: March 31, 1994

         This Proxy is Solicited on Behalf of the Board of Directors
                              DIXIE YARNS, INC.
                        Annual Meeting of Shareholders
                                 May 5, 1994

        The undersigned appoints Daniel K. Frierson, James H. Martin, Jr., and Robert J. Sudderth, Jr. and each of them, proxies, with full power of substitution, to act and to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 1100 South Watkins Street, Chattanooga, Tennessee 37404, at 10:00 A.M. Eastern Daylight Time, on May 5, 1994, and any adjournment or adjournments thereof, as follows:


1. ELECTION OF DIRECTORS:                  / / FOR all nominees                   / / WITHHOLD AUTHORITY
                                               (Except as indicated to the            to vote for all nominees
                                               contrary below)                        listed below


  Paul K. Brock; Lovie A. Brooks, Jr.; Daniel K. Frierson; Paul K. Frierson;
         J. Frank Harrison, Jr.; James H. Martin, Jr.; Peter L. Smith; Joseph T. Spence, Jr.; Robert J. Sudderth, Jr.

  (Instruction: To withhold authority to vote for any individual, write that nominee's name in the space provided.)

  ----------------------------------------------------------------------------
2. Acting upon any other business which may be properly brought before said meeting or any adjournment or adjournments thereof.

                          (Continued on reverse side)



        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE BOARD IS NOT AWARE OF ANY OTHER MATTER TO BE BROUGHT BEFORE THE ANNUAL MEETING FOR A VOTE OF SHAREHOLDERS. IF, HOWEVER, OTHER MATTERS ARE PROPERLY PRESENTED, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 31, 1994, and the Proxy Materials furnished therewith.

                              Dated this      day of                      ,1994
                                         -----        --------------------

                              -------------------------------------------------
                              Note: Signature should agree with the name on stock certificate as printed hereon. When signing in a representative capacity, please give your full title.


     Please sign, date, and return this Proxy in the accompanying prepaid, addressed envelope.  Thank you.